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Mitchell Hutchins Asset Management Inc.
1285 Avenue of the Americas
New York, NY  10019
212 713-2000
212 713-4715  fax

                                       Mitchell Hutchins


            PaineWebber/Kidder, Peabody Government Money Fund, Inc.

                            Treasurer's Certificate

     The undersigned, Paul Schubert, does hereby certify that he is the duly elected, qualified and acting Assistant Treasurer of PaineWebber/Kidder, Peabody Government Income Fund, Inc., a Maryland corporation (the "Fund"), and does hereby further certify, after review of the records of the Fund, as follows:


  1. During the period ended November 20, 1995, the Fund issued 571,942,790 shares of its Common Stock, $0.01 par value, that are registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

  2. In respect to the issuance of such 571,942,790 shares, the Fund received cash consideration of $571,942,790.

  3. With respect to each share issued, the Fund received cash consideration not less than the net asset value per share on the date issued not less than $0.01.

  4. During the period ended November 20, 1995, at no time did the fund issue more shares than were authorized by the Fund's charter.



 IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 8th day of January, 1996.





                    Paul Schubert
                    Assistant Treasurer